                                                                     EXHIBIT 3.7

               INSURANCE PLANNERS, INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

Article 1.   The name of the corporation shall be:  Insurance Planners, Inc.

Article 2.   The period of existence shall be:  Perpetual.

Article 3. The purposes shall be: to engage in any lawful activities authorized by Chapter 180 of the Wisconsin Statutes.

Article 4. The number of shares which it shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

                  Series                           Par value per share or statement
   Class         (if any)    Number of Shares      that shares are without par value
   -----         --------    ----------------      ---------------------------------
  Common           None           1,000                       No Par Value

Article 5. The preferences, limitations, designations, and relative rights of each class or series of stock are: None.

Article 6. Address of registered office is: 23000 Roundy Drive, Pewaukee, Wisconsin 53072.

Article 7.   Name of registered agent at such address is:  Edward G. Kitz.

Article 8. The number of directors constituting the initial board of directors shall be three. Thereafter the number shall be fixed by by-law but shall not be less than three.

Article 9.   The name and address of incorporator (or incorporators) are:

                       NAME                             ADDRESS
                                                (number, street and city)

                G.B. Runnells                110 East Wisconsin Avenue, Milw.

Article 10.  Other Provisions:  None.

Article 11. These articles may be amended in the manner authorized by law at the time of amendment.